Exhibit 99.1
News Release

Media Contact: John O'Connell (312) 444-2388 John.O'Connell@ntrs.com
http://www.northerntrust.com
FOR IMMEDIATE RELEASE
Northern Trust Announces Redemption of Series D Preferred Stock
CHICAGO, August 3, 2026 – Northern Trust Corporation (Nasdaq: NTRS) today announced the redemption on October 1, 2026 (the “Redemption Date”), of all 5,000 outstanding shares of its Series D Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share (the “Series D Preferred Stock”), and the corresponding redemption of all 500,000 outstanding depositary shares (CUSIP No. 665859 AQ7) (the “Depositary Shares”), each representing a 1/100th interest in a share of Series D Preferred Stock. The Depositary Shares are not listed on a national securities exchange and will be redeemed at a redemption price of $1,000.00 per Depositary Share. Such redemption price does not include the regular quarterly dividend of $23.00 per Depositary Share that was previously declared and will be paid on the Redemption Date in the ordinary course to holders of record as of 5:00 p.m. Chicago time on September 15, 2026.
On and after the Redemption Date, the Series D Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on the Series D Preferred Stock.
The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Equiniti Trust Company, Northern Trust’s redemption agent for the Depositary Shares. Questions about the notice of redemption and related materials should be directed to EQ Shareowner Services by mail at P.O. Box 64858, St. Paul, MN, 55164-0858, Attention: Corporate Actions; by overnight courier at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN, 55120-4101, Attention: Corporate Actions; or by telephone at (800) 468-9716 or, directly at (651) 450-4064.
This press release does not constitute a notice of redemption under the certificate of designation governing the Series D Preferred Stock or the deposit agreement governing the Depositary Shares.
About Northern Trust
Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2026, Northern Trust had assets under custody/administration of US$20.0 trillion, and assets under management of US$2.0 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn.
Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.